Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

YETI HOLDINGS, INC.

A STOCK CORPORATION

I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST:  The name of the corporation (the “Corporation”) is:

YETI Holdings, Inc.

SECOND:  The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares that the Corporation has authority to issue is 200,000 shares of Common Stock, par value of $.01 per share.

FIFTH:  Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SIXTH:  To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Sixth will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SEVENTH:  Indemnification.

(a)                                 Indemnification Obligation.  Subject to Section (e) of this Article Seventh, the Corporation shall indemnify, defend and hold harmless, in each case to the fullest extent permitted or required by any applicable laws, including the laws of the State of Delaware in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, any person made, or threatened to be made, a party to any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law and any threatened, pending or completed inquiry or investigation, whether made, instituted or conducted by the Corporation or any other person, including, without limitation, any federal, state or other governmental entity, that an Indemnitee (as defined below) determines might lead to the institution of any such claim, demand, action, suit or proceeding (collectively, a “Claim”), by reason of the fact that such person, whether before or after adoption of this Article Seventh, is or was (i) serving as a director of the Corporation, or is or was serving at the request of the Corporation as a director of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (any such person, an “Indemnitee Director”), (ii) serving as an officer of the Corporation, or is or was serving at the request of the Corporation as an officer of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (any such person, an “Indemnitee Officer” and, together with the Indemnitee Directors, an “Indemnitee”), or (iii) an heir, successor or administrator of an Indemnitee (each such Claim, an “Indemnifiable Claim”), against and from (1) any and all Indemnifiable Claims, (2) any and all attorneys’ and experts’ fees and expenses and all other costs and expenses paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal), any Claim (collectively, “Expenses”) and (3) to the extent relating to, arising out of or resulting from any Indemnifiable Claim, any and all damages, losses, liabilities, judgments, penalties (whether civil, criminal or other) and amounts paid in settlement, including, without limitation, all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing (collectively, “Indemnifiable Losses”); provided, that such Indemnitee has satisfied any applicable standard of conduct under Delaware law that is a legally required condition precedent to indemnification of such Indemnitee hereunder (the “Standard of Conduct”) against Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim.  If an Indemnitee is entitled under any provision herein to indemnification by the Corporation for some or a portion of any Indemnifiable Loss, but not for the total amount thereof, the Corporation shall indemnify such Indemnitee for the portion thereof to which such Indemnitee is entitled.

(b)                                 For purposes of this Article Seventh, any director of a direct or indirect wholly-owned subsidiary of the Corporation is deemed to be serving in that capacity at the request of the Corporation.  Notwithstanding anything to the contrary herein, except as provided in Section (e)(vii) of this Article Seventh, an Indemnitee is not entitled to indemnification pursuant to this Article Seventh in connection with any Claim initiated by such Indemnitee unless the Corporation has joined in or consented to the initiation of such Claim.

(c)                                  Advancement of Expenses.  Upon request and prior to the final disposition of an Indemnifiable Claim, the Corporation shall advance to an Indemnitee Director the Expenses paid or incurred by such Indemnitee Director, or that such Indemnitee Director determines are reasonably likely to be paid or incurred by him or her, that are related to, arising out of or resulting from an Indemnifiable Claim.  An Indemnitee Director’s right to such advancement is not subject to the satisfaction of any standard of conduct.  Without limiting the generality or effect of the foregoing, within five (5) business days after any request from an Indemnitee Director, the Corporation shall, in accordance with such request (but without duplication), (i) pay such Expenses on behalf of such Indemnitee Director, (ii) advance to such Indemnitee Director funds in an amount sufficient to pay such Expenses or (iii) reimburse such Indemnitee Director for such Expenses; provided, that such Indemnitee Director shall repay, without interest, any amounts actually advanced to such Indemnitee Director that, at the final disposition of the Indemnifiable Claim or the Standard of Conduct Determination pursuant to Section (e)(ii) of this Article Seventh, as applicable, to which the advance related, were in excess of (A) the indemnification to which such Indemnitee Director is entitled or (B) amounts paid or payable by such Indemnitee Director in respect of Expenses relating to, arising out of or resulting from such Indemnifiable Claim.

(d)                                 Procedure for Notification.  To seek indemnification in respect of an Indemnifiable Claim or Indemnifiable Loss, an Indemnitee shall submit to the Corporation a written request therefor, including a brief description (based upon information then available to such Indemnitee) of such Indemnifiable Claim or Indemnifiable Loss.  If, at the time of the receipt of such request, the Corporation has directors’ and officers’ liability insurance in effect under which coverage for such Indemnifiable Claim or Indemnifiable Loss is potentially available, the Corporation shall give prompt written notice of such Indemnifiable Claim or Indemnifiable Loss to the applicable insurers in accordance with the procedures set forth in the applicable policies.  The failure by an Indemnitee to timely notify the Corporation of any Indemnifiable Claim or Indemnifiable Loss will not relieve the Corporation from any liability hereunder unless, and only to the extent that, the Corporation did not otherwise learn of such Indemnifiable Claim or Indemnifiable Loss and such failure results in forfeiture by the Corporation of substantial defenses, rights or insurance coverage.

(e)                                  Determination of Right to Indemnification.

(i)                                     To the extent an Indemnitee is successful on the merits or otherwise in defense of any Indemnifiable Claim or any portion thereof or in defense of any issue or matter therein, including, without limitation, dismissal without prejudice, with respect to which the Corporation has received a written request for indemnification pursuant to Section (d) of this Article Seventh by such Indemnitee, the Corporation shall indemnify such Indemnitee against all or such portion, as applicable, of the Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim and such Indemnitee will have been deemed to have satisfied the Standard of Conduct.

(ii)                                  To the extent Section (e)(i) of this Article Seventh is not applicable to an Indemnitee, if such indemnification has not been ordered by a court, the Board of Directors of the Corporation (the “Board”) shall meet and determine or Independent Counsel (as defined below) shall determine, as applicable, whether such Indemnitee satisfied the Standard of Conduct with respect to the Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim (a “Standard of Conduct Determination”) in the following manner:

(1)                                 if a Change in Control (as defined below) has not occurred, or if a Change in Control has occurred but the Indemnitee has requested that the Standard of Conduct Determination be made pursuant to this clause (1), (A) by a majority vote of each director of the Corporation who is not and was not a party to the Claim in respect of which indemnification is sought by such Indemnitee (each, a “Disinterested Director”), even if less than a quorum of the Board, (B) if such Disinterested Directors so direct, by a majority vote of a committee of Disinterested Directors designated by a majority vote of all Disinterested Directors or (C) if there are no such Disinterested Directors, by Independent Counsel (as defined below) in a written opinion addressed to the Board, a copy of which must be delivered to such Indemnitee; and

(2)                                 if a Change in Control has occurred and such Indemnitee has not requested that the Standard of Conduct Determination be made pursuant to clause (1), by Independent Counsel in a written opinion addressed to the Board, a copy of which must be delivered to such Indemnitee.

(iii)                               Such Indemnitee shall cooperate with the person or persons making the Standard of Conduct Determination, including providing to such person or persons, upon reasonable advance request, any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to such Indemnitee and reasonably necessary to such determination.  The Corporation shall indemnify and hold harmless the Indemnitee against, and, if requested by such Indemnitee, shall reimburse him or her for, within five (5) business days of such request, any and all costs and expenses (including reasonable attorneys’ and experts’ fees and expenses) incurred by such Indemnitee in so cooperating with the person or persons making the Standard of Conduct Determination.

(iv)                              If a Standard of Conduct Determination has not been made within thirty (30) days after the later of receipt by the Corporation of written notice from such Indemnitee advising the Corporation of the final disposition of the applicable Indemnifiable Claim and the selection of an Independent Counsel, if applicable, the Indemnitee is deemed to have satisfied the Standard of Conduct; provided, that such 30-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person or persons making such Standard of Conduct Determination in good faith require such additional time for the obtaining or evaluation or documentation and/or information relating thereto.

(v)                                 (1)                                 For purposes of Section (e) of this Article Seventh, “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (A) the Corporation (or any subsidiary of the Corporation) or such Indemnitee in any matter material to either such party or (B) any other named (or, as to a threatened matter, reasonably likely to be named) party to the Indemnifiable Claim giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel” does not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or such Indemnitee in an action to determine such Indemnitee’s rights hereunder.

(2)                                 If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section (e)(ii)(1) of this Article Seventh, the Board shall select the Independent Counsel and the Corporation shall give written notice to the Indemnitee advising him or her of the identity of the Independent Counsel so selected.  If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section (e)(ii)(2) of this Article Seventh, the Indemnitee shall select the Independent Counsel and such Indemnitee shall give written notice to the Corporation advising it of the identity of the Independent Counsel so selected.

(vi)                              The Standard of Conduct must be found to have been met by the Board or Independent Counsel, as applicable, unless (1) a judgment or other final adjudication adverse to the Indemnitee establishes that acts of the Indemnitee were committed in violation of the Standard of Conduct; or (2) if the Claim was disposed of other than by judgment or other final adjudication, the Board or Independent Counsel, as applicable, finds in good faith that, if it had been disposed of by judgment or other final adjudication, such judgment or other final adjudication would have been adverse to the Indemnitee and would have established clause (1) above.  Notwithstanding anything to the contrary herein, in making any Standard of Conduct Determination, the Board or Independent Counsel, as applicable, shall presume that such Indemnitee has satisfied the Standard of Conduct and the Corporation may overcome such presumption only by its adducing clear and convincing evidence to the contrary.

(vii)                           If indemnification is denied, in whole or part, due to a Standard of Conduct Determination, or because the Board or Independent Counsel, as applicable, believes the Expenses requested by the Indemnitee are unreasonable, such action by the Board or Independent Counsel, as applicable, does not affect the right of the Indemnitee to make application therefor in any court having jurisdiction thereof (an “Indemnitee Action”), and in such Indemnitee Action the issue must be whether the Indemnitee met the Standard of Conduct or whether the Expenses were reasonable, as the case may be, not whether the finding of the Board or Independent Counsel, as applicable, with respect thereto was correct.  No Standard of Conduct Determination hereunder may be used as a defense to any Indemnitee Action by such Indemnitee for indemnification, reimbursement or advance payment of expenses by the Corporation or create any presumption that such Indemnitee has not met the Standard of Conduct.  If the judgment or other final adjudication in such Indemnitee Action establishes that the Indemnitee met the Standard of Conduct, or that the disallowed Expenses or any portion thereof were reasonable, such Indemnitee is deemed to have met the Standard of Conduct and the Corporation shall grant such indemnification or reimbursement and indemnify such Indemnitee for any Expenses incurred by him or her in connection with such Indemnitee Action; provided, that if pursuant to such judgment or final adjudication such Indemnitee is entitled to less than the full amount of indemnification or reimbursement denied by the Corporation, the Corporation shall indemnify such Indemnitee for only the portion of such Expenses incurred in connection with the Indemnitee Action proportionate to the amount of the indemnification so awarded.

(viii)                        For purposes of Section (e) of this Article Seventh, a “Change in Control” means (1) the occurrence after the date hereof of any transfer of the outstanding shares of the Corporation that would result in Cortec Group Fund V, L.P. and its affiliates, in the aggregate, owning less than a majority of the outstanding shares of the Corporation, whether by sale, merger or otherwise or (2) the insolvency of the Corporation, the filing of a voluntary petition in bankruptcy by the Corporation, the filing of an involuntary petition to have the Corporation declared bankrupt, the appointment of a receiver or trustee for the Corporation or the execution by the Corporation of an assignment for the benefit of creditors.

(f)                                   Primacy of Indemnification; Subrogation.  In the event that any Indemnitee has rights to indemnification, advancement of Expenses and/or insurance provided by any direct or indirect stockholder of the Corporation or any affiliate thereof (any of the foregoing being a “Secondary Indemnitor”), other than insurance provided by a Secondary Indemnitor under a liability insurance policy issued to the Corporation or its officers or directors, then as between the Corporation and the Secondary Indemnitor the following shall apply:   The Corporation (i) will be the indemnitor of first resort (i.e. its obligations to the Indemnitee shall be primary and any obligation of the Secondary Indemnitor to advance Expenses or to provide indemnification for the same Expenses or liabilities incurred by the Indemnitee shall be secondary); (ii) shall advance the full amount of Expenses incurred by the Indemnitee and be liable for the full amount of all Expenses and Indemnifiable Losses to the extent legally permitted and as required by the terms herein and the bylaws (or equivalent document) of the Corporation, without regard to any rights the Indemnitee may have against the Secondary Indemnitor; and (iii) irrevocably waives, relinquishes and releases the Secondary Indemnitor from any and all claims it may have against the Secondary Indemnitor for contribution, subrogation or any other recovery of any kind in respect of its indemnification of and advancement of Expenses to the Indemnitee.  No advancement or payment by the Secondary Indemnitor to or on behalf of an Indemnitee with respect to any Claim for which the Indemnitee has sought indemnification from the Corporation will affect the foregoing and the Secondary Indemnitor will, to the extent of such advancement or payment, have a right of contribution from the Corporation and/or a right of subrogation to all rights of recovery of the Indemnitee against the Corporation.  Each Secondary Indemnitor is an express third party beneficiary of this Section (f).

(g)                                  Contractual Article.  This Article Seventh constitutes a contract between the Corporation and each director and each officer of the Corporation who serves as such at any time while this Article Seventh is in effect.  No repeal or amendment of this Article Seventh, insofar as it reduces the extent of the indemnification of any person who could be an Indemnitee, without his or her written consent, is effective as to such person with respect to any event, act or omission occurring or allegedly occurring prior to (i) the date of such repeal or amendment if on that date he or she is not serving in any capacity for which he or she could be an Indemnitee, or (ii) the thirtieth (30th) day following delivery to such person of written notice of such amendment as to any capacity in which he or she is serving on the date of such repeal or amendment, other than as a director or officer of the Corporation, for which he or she could be an Indemnitee, or (iii) the later of the thirtieth (30th) day following delivery to such person of such notice or the end of the term of office (for whatever reason) he or she is serving as director or officer of the Corporation when such repeal or amendment is adopted, with respect to being an Indemnitee in that capacity.  No amendment of the General Corporation Law of the State of Delaware, insofar as it reduces the permissible extent of the right of indemnification of an Indemnitee under this Article Seventh, will be effective as to such person with respect to any event, act or omission occurring or allegedly occurring prior to the effective date of such amendment.  This Article Seventh is binding on any successor to the Corporation.

(h)                                 Non-exclusivity.  The indemnification provided by this Article Seventh is in addition to any other rights to which any Indemnitee may be entitled under any other agreement, document, certificate, instrument or applicable law.  The Corporation is authorized to enter into agreements with any such person or persons providing them rights to indemnification or advancement of Expenses in addition to the provisions therefor in this Article Seventh to the fullest extent permitted by the laws of the State of Delaware or any other applicable laws as presently or hereafter in effect.

EIGHTH:  In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise.  The Corporation may in its bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

NINTH:  The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

TENTH:  No stockholder of the Corporation shall have any right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and such stockholder.

ELEVENTH:  The name and mailing address of the sole incorporator is:

David L. Schnadig
c/o Cortec Management V, LLC
200 Park Avenue
20th Floor
New York, NY 10166

[Signature Page Follows]

IN WITNESS WHEREOF, I the undersigned, being the sole incorporator named above, do hereby execute this Certificate of Incorporation this 15th day of May, 2012.

/s/ David L. Schnadig
David L. Schnadig
Sole Incorporator

YETI Holdings, Inc. Certificate of Incorporation

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

YETI HOLDINGS, INC.

YETI Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST:  That the directors of the Corporation, by written consent, duly adopted a resolution approving and adopting an amendment to the Certificate of Incorporation of the Corporation.  The resolution setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting the Article thereof numbered “FOURTH” in its entirety and replacing the same to read as follows:

“FOURTH:

(a) The total number of shares that the Corporation has authority to issue is four hundred million (400,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”).

(b) Effective upon the filing of this Certificate of Amendment (the “Effective Time”), every one (1) share of Common Stock of the Company issued and outstanding as of immediately prior to the Effective Time will be and hereby is automatically, without any action on the part of the holder thereof, split and divided into 2,000 shares of Common Stock of the Company, par value $0.01, without increasing or decreasing the amount of stated capital or paid-in surplus referable to the Common Stock of the Company (the “Stock Split”).  The Company shall provide to each holder of shares of Common Stock immediately prior to the Effective Time certificates representing the split and divided shares of Common Stock of the Company, in exchange for and upon receipt from and surrender of certificates representing such Common Stock of the Company immediately prior to the

Effective Time.  From and after the Effective Time, certificates representing shares of Common Stock of the Company issued and outstanding immediately prior to the Effective Time, until they are surrendered, will represent only the right of the holders thereof to receive shares of the split and divided shares of Common Stock of the Company resulting from the Stock Split.”

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by adding a new Article “TWELFTH” to read as follows:

“TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any stockholder, director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, or this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Twelfth.”

SECOND:  That, thereafter, the stockholders of the Corporation having the necessary number of shares as required by statute, by written consent, approved the proposed amendment.

THIRD:  That the proposed amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

[Remainder of Page Intentionally Blank — Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned officer of the Corporation does hereby execute this Certificate of Amendment this 5th day of May, 2016.

YETI HOLDINGS, INC.

By:	/s/ Matthew J. Reintjes
Name:	Matthew J. Reintjes
Title:	Chief Executive Officer

Certificate of Amendment (DE) – YETI Holdings, Inc.